Exhibit 10.17

LOAN AGREEMENT

Between us:

BANCO DAVIVIENDA (COSTA RICA), SOCIEDAD ANONIMA, corporate number three -hundred one - hundred forty-six thousand eight, domiciled in San José, Escazu, Guachipelin, on the ninth floor of the Meridiano Building, hereinafter referred to as “THE BANK” or “THE CREDITOR”; and

LATAM LOGISTIC PROPCO CEDIS RURALES COSTA RICA, SOCIEDAD DE RESPONSABILIDAD LIMITADA, corporate number three - hundred two - seven hundred eighty-one thousand eleven, domiciled in San José, Escazu, San Rafael, Plaza Tempo, Tower B, second floor, represented in this act by Mr. Aris Stamatiadis Zuñiga, of legal age, married once, Administrator, with domicile in San José, bearer of ID number one thousand one – one thousand one hundred sixteen - zero nine hundred five, acting in his capacity as Manager Three, with powers of Attorney with a limitation on the sum, with sufficient faculties for this act, of said company, hereinafter referred to as “THE DEBTOR”.

We declare that we have agreed to sign this Loan Agreement under the following conditions:

PROPOSED FACILITY: Direct Credit.

A. AMOUNT: Eight million dollars, legal currency of the United States of America (US$8,000,000.00).

B. INVESTMENT PLAN: Refinancing of bank liabilities and return to partners.

C. TERM: One hundred eighty (180) months, with due date on November 1st, two thousand thirty-eight (2038).

D. INTEREST RATE: First twelve (12) months: Fixed rate of seven percent (7.00%) annually. From month thirteen (13): Variable rate, subject to monthly review and adjustment, equivalent to the Secured Overnight Financing Rate (SOFR) at a term of six (6) months plus two-point forty (2.40) percentage points annually.

The calculation of the interest rate, whether initial or in its review and adjustment, whether it is current or default interest, will be made using the financial formula for simple interest calculation, based on a commercial year of three hundred sixty (360) calendar days. Thus, the outstanding balance will be multiplied by the agreed rate, and this result will be divided by the base of three hundred sixty (360) days and multiplied by the days elapsed in the last calendar month, that is, by the days elapsed between the last scheduled payment date and the next one.

D.1. SUBSTITUTE RATE: When it is not possible to determine the rate or reference index, it does not exist, or is declared illegal or not representative (the “Inapplicable Rate”), a substitute reference rate applicable for the rest of the loan (the “Substitute Rate”) must be agreed upon within sixty (60) business days. During this negotiation, the current interest rate will be equal to that applied during the period prior to the Inapplicable Rate. If an agreement is not reached within the aforementioned period, the Debtor authorizes the Bank to define a Substitute Rate according to the following assumptions: (i) The result of the average interest rates charged during the last three months before the Inapplicable Rate, (ii) Define a new rate, rational and proportional, considering other benchmark rates, (iii) The rate(s) selected or recommended by a competent authority of the country/region that determined the Inapplicable Rate or, in the case of dollar rates, by a.) the Federal Reserve System of the United States of America, b) the Federal Reserve Bank of New York, c) a specialized committee convened by the above, or d) a competent authority, or (iv) a rate determined by the Central Bank, competent authority, or Bank Regulator. Once the Substitute Rate is selected, it will be deemed accepted by the parties and will begin to take effect immediately.

D.2. CALCULATION OF THE SUBSTITUTE RATE: Once the Substitute Rate is selected, the required basis points (the “Spread”) will be added to it so that the sum of the Substitute Rate and the Spread is equivalent to the rate previously charged. The resulting rate from applying the Substitute Rate plus the Spread may not be lower than the floor rate indicated in this loan.

E. FLOOR OR MINIMUM INTEREST RATE: Five-point fifty percent (5.50%) annually. The minimum interest rate, known as the floor rate, is understood as the minimum interest rate that will apply to this obligation. In the event of variability in the previously indicated reference rate for calculating the current interest rate, and if the calculation formula results in a lower interest rate, the rate indicated in this clause will be maintained as the minimum rate. The Creditor has clearly explained this to the Debtor, and the Debtor expressly acknowledges understanding and agreeing to it.

The Debtor acknowledges that they have received an explanation from the Creditor regarding the operation and calculation method of the interest rate applicable to this credit facility. They expressly state their understanding and acceptance that the rate is variable, with a minimum interest rate (known as the lowest rate) and no maximum rate (known as the highest rate). Therefore, variations in the reference rate will be reflected periodically applicable interest rate for the credit, which may vary throughout the loan term. The Debtor expressly agrees that, if the reference rate decreases, it will not be lower than the lowest rate established here, which is the minimum interest rate applicable to the loan. Similarly, the Debtor declares and states that: i) prior to signing this contract, they have received the explanatory rate booklet issued by the Creditor, and ii) they have received credit offers from the Creditor without a minimum rate but have decided entirely discretionarily to acquire this credit with a minimum rate because they have deemed it beneficial.

F. DEFAULT INTEREST RATE: Current interest rate plus an additional two (2) percentage points annually.

G. FEES: Structuring Fee: Zero point twenty percent (0.20%) “flat” on the total loan amount, plus value-added tax, payable once at the time of formalization. Prepayment Fee: From year one (1) to year three (3): One point fifty percent (1.50%) of the amortized amount. From year four (4) to year five (5): One percent (1.00%) of the amortized amount. From year six (6) to year seven (7): Zero-point seventy-five percent (0.75%) of the amortized amount. From year eight (8) onwards, no prepayment fee applies.

H. PAYMENT METHOD: Monthly installments, overdue and consecutive, inclusive of principal and interest (level payment). Any outstanding balance must be settled on the due date. The Bank reserves the right to apply payment assignment.

I. SECURITY: The Debtor states that, as collateral for the payment of the outstanding capital, current and default interest at the indicated rates, fees, personal and procedural costs of a possible enforcement, as well as the fulfillment of other pecuniary or non-stipulated obligations in this contract, they grant in favor of the Creditor the following guarantees:

(i) GUARANTEE TRUST: Guarantee trust named “Guarantee Trust Latam Logistic Propco Cedis Rurales / Banco Davivienda / Intermanagement / Two Thousand Twenty-Three,” on the property in Alajuela, registration number five hundred forty-nine thousand nine hundred thirty-eight-zero zero zero, which will have a responsibility and release value of eight million dollars, legal currency of the United States of America (US$8,000,000.00).

(ii) MOVABLE BOND BY ASSIGNMENT OF ECONOMIC RIGHTS: Movable bond by the assignment of all present and future economic rights from the lease agreement signed with Construcorp Internacional SCI, S.A., on January seventeenth (17), two thousand twenty-three (2023) (the “Lease Agreement”), concerning the property in Alajuela, registration number five hundred forty-nine thousand nine hundred thirty-eight-zero zero zero, including any extensions or modifications.

(iii) MOVABLE BOND ON INVESTMENT CERTIFICATES: Movable bond and control agreement to be established on one or more investment certificate(s) representing at least one share of the loan’s principal and interest, for the purpose of constituting a liquidity reserve. This movable bond must be established within six (6) months after formalization.

(iv) CONTROL AGREEMENT: Control agreement over the Debtor’s bank account held with the Creditor, IBAN account in dollars number CR46010409142213105929, subject to a default case.

J. FORMALIZATION DOCUMENT: Promissory note.

CONDITIONS:

I. General Conditions:

1.1. Availability of Funds: Condition subject to disbursements, either due to regulations or according to approved funding sources.

1.2. Financial Statements and Annual Monitoring: The Creditor reserves the right to conduct an annual review of the Debtor’s financial situation, as well as any other credit facility they may have with the Creditor. The Debtor must provide the necessary information for evaluation, including audited annual financial statements and interim statements every three (3) months, with the signature of the accountant and the legal representative. The Debtor understands and agrees that they must pay a penalty for late submission of financial information, exact two hundred fifty dollars, legal currency of the United States of America (US$250.00), or its equivalent in colones at the exchange rate established by the Bank on the day the penalty is effectively paid. The Bank reserves the right to continue applying the fine in case of more than one breach, or to declare the early maturity of the loan.

1.3. Outstanding Amounts in Favor of the Creditor: The Debtor expressly and irrevocably authorizes any commission, tax, or expense related to this facility to be debited from the Debtor’s deposits or investments with the Creditor and/or any of its related companies.

1.4. Unconditional Payment: Any payment made by the Debtor in the agreed-upon manner is entirely free of any applicable present or future expenses or taxes. The Debtor must cover any additional charges so that the Creditor receives the full amount according to the loan terms at maturity.

1.5. Relevant Changes: The Debtor must immediately notify about any relevant changes for the granting and validity of this facility. Failure to comply with this obligation will result in the early termination of the loan.

1.6. Reclassifications in the Risk Category: If, due to causes attributable to the Debtor, the General Superintendence of Financial Entities reclassifies this facility, the interest rate will increase while the reclassification persists. During that period, the rate will be determined based on the result of dividing factor one (1) by the sum of factor two (2) and factor three (3) and subtracting one from the result of this division. Factor one (1) is equal to the sum of one plus the Debtor’s current rate. Factor two (2) is equal to the difference of one minus the percentage of provision corresponding to the risk category to which the Debtor was reclassified. Factor three (3) is equal to the expected recovery rate multiplied by the percentage of provision corresponding to the risk category to which the Debtor was reclassified. The recovery factor is defined as the percentage resulting from dividing the appraised value of the guarantees provided by the Debtor (adjusted according to the percentages defined in the current regulations) by the total balance owed by the Debtor at the time of the reclassification. The Debtor may provide additional guarantees to avoid the increase in rates. For this, the provided guarantee will be valued according to the parameters stipulated by applicable regulations and the Creditor’s internal policies. The Debtor may provide additional guarantees to avoid the increase in rates. For this, the provided guarantee will be valued according to the parameters stipulated by applicable regulations and the Creditor’s internal policies.

1.7. General, Regulatory, or Market Provisions: Any future legal and/or market changes that increase the cost for the Creditor to maintain this facility empower it to automatically increase its margin on the reference rate as necessary to cover it.

1.8. Non-Generating Clients: If it is determined that the Debtor is not a dollar-generating company, it must assume any future additional costs if the General Superintendence of Financial Entities determines an additional reserve.

1.9. Pari Passu Obligations: It is the Debtor’s obligation that this facility—and its guarantees—have, during its validity, a prelation in the right of payment at least equivalent (pari passu) to any other obligations contracted with a third party (other than any debt that has preference by law); this includes paying (judicially or extrajudicially) or granting in the future, more favorable conditions to any other creditor. In this case, the payment made must be prorated with the Creditor and/or the Bank must be granted the same privileges. To safeguard this right, the Creditor may invoke this clause in any process where this “Pari Passu” commitment may be violated.

1.10. Credit Assignment: The Creditor is authorized to assign or participate in this facility at any time, in whole or in part, to a third party (national or foreign) without the need for prior notice; it is also authorized to provide the necessary information for this purpose.

1.11. Cross Default: The default of this loan and/or the loans that the Debtor holds with the Creditor and/or any company that is part of the Davivienda Financial Group constitutes grounds for the early termination of this loan and all outstanding loans.

1.12. Decrease in Approved Coverage: If the Creditor determines that the guarantee does not cover the approved coverage percentage, the Debtor must provide additional guarantees to the satisfaction of the Creditor, assuming the cost of these guarantees.

1.13. Funds Application: The Debtor undertakes to apply the disbursed funds of this facility solely for the purposes of the specific project presented to the Creditor.

1.14. Insurance on Guarantees: The Debtor must keep the property given as guarntee insured with all coverages for direct damage to the buildings and for an amount in accordance with the appraisal carried out by the Bank’s appraiser, designating the Bank or its designee as the first-grade creditor. Policies will be established as required by the Bank, determining the respective coverages in each case. The policy can be processed through Davivienda Sociedad Agencia de Seguros (Costa Rica), S.A., or by whom the Debtor designates for this purpose, reserving the Debtor’s right to reject the latter (in which case the Debtor must manage the necessary changes or a new one). The cost of each policy will be borne by the Debtor. In case of processing the policy with someone other than those recommended by the Bank, the Debtor must present the canceled renewal receipt of each policy to the Bank, authorizing it to deem the entire credit due if not done. Likewise, the Creditor has the authority to insure the property on its own or pay on behalf of the Debtor the corresponding premiums, in which case the respective amount will be included in the outstanding balance of this credit. The Debtor releases the Creditor from all responsibility in case any of the insured events occur and the policy coverage is expired due to the Debtor’s non-payment. Any request to modify the conditions of the policy that the Debtor makes must be approved in advance by the Creditor.

1.15. Transfer or Encumbrance of Guarantee Assets: The guarantee assets cannot be assigned, sold, or encumbered to a third party without the express consent of the Creditor.

1.16. Periodic Inspections on Collateral: At least once a year, the Creditor may conduct inspections of the collateral for this facility, the cost of which will be covered by the Debtor. In case of a decrease in its value and if it is not satisfactorily adjusted, the Creditor may immediately demand the respective uncovered balance.

1.17. Payment of Dividends and Other Asset Limitations: The Debtor must agree in a Board Meeting and declare under oath before a Notary Public that it will not: distribute dividends, adjust its assets, grant loans, or cancel liabilities with its shareholders or related companies without the written consent of the Creditor, who will not deny it as long as the Debtor’s obligations with the Creditor are fully met or up-to-date.

1.18. Authorization for the Sale or Transfer of Debtor’s Shares: The Debtor must obtain prior authorization from the Creditor if its shareholders decide to transfer their shares to a third party. If not, the Creditor reserves the right to: reasonably reject the new partner(s) (conducting assessments as it deems appropriate), request the granting of additional bonds or complementary guarantees, or declare this facility prematurely due.

1.19. Labor Legislation: The Debtor undertakes to comply with the national labor and social security regulations of Costa Rica.

1.20. Environmental Legislation: The Debtor undertakes to comply with the national environmental conservation regulations of Costa Rica.

1.21. Early Loan Repayment: The Creditor reserves the right to cancel the present facility prematurely when, at its sole discretion, when the circumstances justify such action.

1.22. Payment Allocation: Exclusively reserved for the Creditor, who may make it in the manner or time it deems convenient, even after the execution of the guarantees.

1.23. Money Laundering and Terrorism Financing Provisions: It will be grounds for the early termination of this loan when the Debtor, guarantors, and/or any of its shareholders or legal representatives are: a) linked by competent authorities to any type of investigation in Costa Rica or abroad for crimes such as drug trafficking, terrorism, kidnapping, money laundering, terrorism financing, and the administration of resources related to terrorist activities or other crimes related to money laundering and terrorism financing, corruption, where being linked in Costa Rica means being formally accused as a defendant in a legal process; b) included in lists for the control of money laundering and terrorism financing administered by any national or foreign authority, such as the Office of Foreign Assets Control (OFAC) list issued by the United States Department of the Treasury, the United Nations list, and other public lists related to the issue of money laundering and terrorism financing; or c) convicted by competent authorities in any type of judicial process related to the commission of the aforementioned crimes.

1.24. Authorization for Sending FATCA Information: The Debtor declares that it has been informed of the subscription of information exchange agreements under the terms of the Foreign Account Tax Compliance Act (FATCA) and the Common Reporting Standard (CRS) of the Organization for Economic Cooperation and Development (OECD) by the Bank. Consequently, the Debtor authorizes, in compliance with these agreements, the reporting of basic, financial, and transactional information, when its U.S. Person status is determined, to the competent authority, the Government of the U.S., Internal Revenue Service (IRS), or any government entity designated for the consolidation of this information through the established mechanism for this purpose. The foregoing is to ensure that the corresponding tax obligations can be identified and applied. In light of this, the Debtor attests that: (i) the above statement is true and that it understands the legal consequences of not being truthful in this document; (ii) it has been informed by the Bank that any untruthfulness or inaccuracy in the information provided here constitutes an objective cause for the unilateral termination of the contractual relationship; (iii) it undertakes to complete and sign all relevant and applicable forms with these agreements if it is considered a person subject to FATCA and/or CRS; (iv) it releases the Bank from any liability that may arise from the information stated herein and undertakes to hold it harmless for this purpose; (v) it has been fully explained the content and scope of what is declared in this document, as well as the reasons why it is required; and (vi) it commits to promptly inform the Bank of any changes in the information stated in this document.

II.- Non-Financial Special Conditions.

2.1.- Debt Service Reserve (Liquidity Reserve):

a) It will be constituted through a security interest in investment certificates.

b) The Debtor must create a reserve account by issuing investment certificates in its name at the Bank, which must cover the debt service with the Bank (principal plus interest) for at least one (1) month. These certificates will be given as a security interest in favor of the Bank.

c) All interest generated by these investment certificates will not be considered part of the reserve. Therefore, the Creditor, as the issuing bank of the investment certificates, will deliver to the Debtor all generated interest in the bank account designated by the Debtor.

d) The Debtor may use this reserve to pay any outstanding balance in the payment of the loan installments with the Creditor, after which the Debtor will have thirty (30) days to replenish it to its original level. If it fails to do so, the Creditor may, at its sole discretion, notify the corresponding tenant about the assignment of the lease contract given as collateral.

e) The Debtor will have six (6) months from the formalization of this contract to establish the liquidity reserve.

2.2. Commercial Management Report: Starting from the loan disbursement, the Debtor must submit, semi-annually, a report on its commercial management, signed by the legal representative, indicating:

a) Details of current tenants, including the following information: unit number, tenant name, leased area, property number, rental rate, maintenance fee, start date, end date, legal representative’s name, email, phone, address. This is to enable the Bank to proceed with the inclusion of new contracts within the chattel mortgage if applicable, for which copies must be provided, as well as renewals, extensions, and/or substitutions of assigned contracts. This report must be signed by the Debtor’s legal representative and attached as an annex to the chattel mortgage contract.

b) In each semi-annual review of the commercial management report, it must be verified that the assigned contracts cover at least one point two times (1.2x) the debt service. In the event of tenant departures, additional contracts must be assigned.

2.3. Costs and Expenses: The costs of appraisal, formalization, property release, assignment of contracts, liquidity reserve, and any other expenses generated in the transaction must be covered by the Debtor.

2.4. Authorization for Payments: In case of delays, the Debtor authorizes the Creditor to pay the trustee its annual costs, as well as the required insurance, to ensure that all obligations are honored on time. These payments will be included in the next loan installment.

2.5. Inspections: The Debtor agrees to accept inspections that the Creditor decides to carry out on the collateral, and the cost of these inspections will be borne by the Debtor.

2.6. Installment Adjustment: In case of any extraordinary or ordinary amortization, the loan installment (principal plus interest) will be proportionally adjusted to the maturity of the facility to maintain the specified term.

2.7. Source of Repayment:

a) The assignment initially applies to the Lease Agreement.

b) The assignment will be for the entirety of the economic rights derived from the Lease Agreement, including its renewals or extensions, and must be duly notified and accepted by the tenant, so that the tenant deposits the rental payments into the Debtor’s bank accounts held at the Bank, as indicated below.

c) The Debtor must grant authorization to the Bank for the automatic debit of loan installments from the flows deposited by the tenant into its accounts held at the Bank.

d) The tenant must deposit the rental payments into the current accounts of the Debtor, in colones and/or dollars, as applicable, at the Bank. These accounts will be managed by the Debtor, as long as the operations are up to date, and the accounts maintain sufficient funds to apply the loan installment payments. In case of a delay of one day or more, these accounts will be blocked, and from that moment on, the accounts will become managed closed accounts, where the Bank will have control of all funds to dispose of and fulfill the obligations that the Debtor holds with the Bank, and if there are surpluses, once the obligations with the Bank are covered, they will be transferred to the Debtor. For this purpose, the Debtor must sign a control agreement in favor of the Bank.

e) In case of termination of the Lease Agreement, the Debtor must replace it with other contract(s) or another source of repayment, to the complete satisfaction of the Bank.

2.8. Subordination of Liabilities with Related Companies: The credit obligations acquired with the Bank and all payments from these will take precedence over any other payment obligation acquired with affiliated, subsidiary, related companies, or shareholders of the Debtor (hereinafter, jointly and interchangeably, “Related Company”). Therefore, the Debtor expressly acknowledges, understands, and accepts that any payment related to obligations acquired with Related Companies will be subordinated to the debt service of the credits with the Bank, which, for all legal purposes, constitutes irreversibly preferred obligations in the first degree of preference against such pecuniary obligations. In light of the above, the Debtor undertakes to take all necessary actions to ensure that liabilities with Related Companies remain at all times subordinated to the credit obligations acquired with the Bank, so that any payment related to, including but not limited to: agreements related to “Intercompany Property Management Services Agreement” and “Intercompany Accounting Services Agreement,” and their addenda (if any), or any payment or distribution made in favor of a Related Company, can only be made after satisfying all overdue obligations of the credit at a given time and being in compliance with all pecuniary and non-pecuniary obligations with the Creditor. Likewise, the Debtor undertakes not to incur new debts with Related Companies that worsen its financial situation while there are outstanding obligations under this contract and must obtain prior written authorization from the Bank before incurring new debts with Related Companies.

HL - Special Financial Conditions.

3.1. - During the term of the credit, the Debtor must maintain a debt service coverage of at least one point two times (1.2x) based on EBITDA, calculated as EBITDA / Debt Service. Inter-company expenses must be excluded.

IV - Final Provisions.

4.1. - Declarations and authorizations: The Debtor acknowledges that it has been duly informed and authorizes the Creditor as follows: 1. Use of the information provided: a) All information provided has been voluntarily given for the purpose of obtaining one or more banking services. b) The Bank, including its staff, may use this information, including personal data, for processing and approval of financial services, as well as for prospecting and offering other products and services. c) This information may be shared and used by any company within the Financial Group or related to it both inside and outside the country, including the parent company, as well as any subsidiary and/or affiliated and/or related company of the Financial Group and/or the parent company. d) Authorization also extends to any company that the Creditor contracts for the management, storage, and processing of customer data. 2. Sending information and advertising: a) Sending information related to this contract, products, promotions, programs, and/or projects offered or to be offered by the Creditor, current or future related companies, and business partners. b) Information may be sent by any means. c) In case the Debtor no longer wishes to receive any type of information in the future, it must communicate this in writing to the Creditor. 3. Supply of information to the Regulator: Authorizes the Creditor to provide information related to the history and payment performance of this credit to the Credit Information Center of the Superintendency of Financial Entities and to consult in said Center the credit information maintained for customers. 4. Database queries: To obtain and verify banking, commercial, and personal references, even from credit protection companies, credit bureaus, and any other company that manages databases with information about individuals (hereinafter referred to as “Credit Protectors”).

4.2. - Declarations and guarantees of the Debtor: The Debtor declares and guarantees to the Bank:

a) That it is duly constituted according to the laws of the Republic of Costa Rica and has its domicile in the city of San José, Republic of Costa Rica.

b) That it has full legal capacity to carry on commerce and industry in Costa Rica and borrow foreign currency, is solvent, and has not ceased payment of its obligations.

c) That it has taken all relevant and necessary agreements to authorize the granting and signing of this contract and its guarantees.

d) That all information provided to the Bank regarding the loan is true and accurate, and that the projections and opinions contained therein were made carefully and objectively.

e) That it is not involved in any legal or contractual infringement.

f) That it is up to date with the payment of all its taxes, and there is no claim, review, or liability for taxes.

g) That all books, records, and documents have been kept entirely in accordance with current laws.

h) That it is not in default of any other contract, a default that could have significant adverse effects on its business or financial situation, and that the signing of this contract and the granting of guarantees do not contravene any contractual commitment made by it and its related companies.

4.3. - Credit modifications: It is understood and accepted by the Debtor that the Creditor reserves the right to modify the payment terms, decrease the installment (whose percentage decrease could be increased in subsequent installments), decrease the interest rate (whose percentage decrease could be increased in future rates), or grant a grace period, if it represents a benefit to the Debtor. Likewise, the Debtor expressly accepts that, because of the above, the number and amount of the installments to be paid will be affected according to the remaining term and the Creditor’s actions, and the guarantees will continue to guarantee the obligations contracted by the Debtor until their total cancellation. Also, the parties agree that the variables indicated in this clause are optional for the Creditor but not mandatory, and that the other conditions and each of the clauses stipulated in this instrument and its guarantees will remain in force. Likewise, the parties agree that in the event of an extension of the term, it will not imply or constitute novation of the original credit, which remains valid as indicated with all its terms, and this extension is an integral part of said credit.

4.4. - Consequences of the Debtor’s default: Due to the untimely payment of principal, interest, or fees for any disbursement made under this credit or for non-compliance with any obligations of any kind that the Debtor assumes in the agreements contained herein, non-compliance for which the manifestation of the Bank will be sufficient for approval, the Bank shall have the right to consider the term for the payment of the principal of all disbursements as expired, and the total amount of the debt shall become due and the guarantee shall be enforceable. Likewise, in the event that the guarantees are executed but there are still outstanding disbursements in which the Bank has not provided money, but as a guarantor of the Debtor, that is, in the so-called contingent credits, such as (but not limited to) participation or compliance guarantees, letters of credit, or bank guarantees, the Bank is duly authorized in advance to retain from the auction proceeds sufficient sums to cover all those contingent credits, and only in the event that the Bank does not have to pay the creditors of those contingent credits, it will proceed to return the money to the Debtor, which will be done as the contingencies are extinguished. In the case of judicial collection, the Debtor waives its domicile, payment requirements, and executive trial procedures, waivers of which value and legal significance are understood, and it will pay personal and procedural costs in full.

4.5. - Payment of Expenses:

The Debtor shall assume and pay all costs required by law for the present credit and its guarantees, including expenses incurred by the Creditor in connection with the preparation, execution, drafting, and granting of this loan agreement and its guarantee, and other items paid by the Creditor on behalf of the Debtor. The Debtor authorizes these costs to be deducted from the disbursement of funds, and if the disbursement has already been made, these items will become part of the outstanding balance and may be included in one or more credit installments at the discretion of the Creditor. If, for justified reasons, the Creditor needs to conduct inspections and/or appraisals of the collateral, the Debtor shall facilitate the realization of such appraisals and assume the corresponding costs immediately, which must be at market prices. In the absence of payment, this amount will form part of the outstanding balance and may be included in one or more credit installments at the discretion of the Creditor. Additionally, the Debtor shall bear personal or procedural costs of all actions taken by the Creditor against the Debtor and those required for credit-related documents, including (but not limited to) payment of legal costs, expenses, surcharges, and stamps required by law.

4.6. - Withdrawal and Destruction of Guarantees: The Debtor undertakes to withdraw the guarantees of this facility within a maximum period of six (6) months from the cancellation of the credit. If this period elapses without the withdrawal being made, the Creditor is duly authorized and empowered to proceed with the destruction of the guarantees, thereby releasing it from any direct or indirectly related responsibility.

4.7. - Release of Guarantees: The Debtor understands and accepts that, despite the established release values on the collateral, to exercise this right, the credit facilities secured must be up to date, accrued interest must also be paid, and there must be no breach on their part or pending obligations for execution.

4.8. - Payment of Taxes: The Debtor and any other obligated party in the credit expressly undertake, throughout the term of this facility, to submit each income tax declaration and other applicable taxes and to pay and keep up to date all taxes, fees, and/or charges to which they are subject, including those affecting their business operations and assets. They must also submit, to the satisfaction of the Bank, annually and at any time the Bank requests, the proper receipts and/or verifiable evidence of compliance and payment of these items. Failure to comply with these obligations shall be sufficient cause to declare the early maturity of this facility.

4.9. - Legal Representation: The Debtor must always maintain at least one legal representative, whose appointment must be duly registered in the Public Registry. In case of resignation of all legal representatives of the Debtors, they must immediately inform the Bank, as well as the due appointment and registration of the new representative.

4.10. - Domicile for Notifications: Any judicial or extrajudicial notification, notice, requirement, or inquiry of any kind between the parties relating to this contract must be made and will be deemed well-made if made in writing and in original (except for the requirement of original when the specified means is a fax or other electronic means) at the following places, which the parties declare under oath to be true: THE DEBTOR: San José, Escazu, San Rafael, Plaza Tempo, Tower B, second floor. THE CREDITOR: San José, Escazu, Guachipelin, on the ninth floor of the Meridiano Building. Similarly, the personal notification will be valid if made to a permanent electronic address, which must be duly registered with the Judicial Power. In case the registered and contractual addresses are not true or if, being true, they are changed without communicating the change in writing to the Creditor, the Debtor is not located at the originally specified place, or it is permanently closed or uncertain, imprecise, or nonexistent, and this is confirmed by any suitable means, the parties agree that a process curator may be appointed without further proceedings, provided that the current procedural rules allow it; otherwise, the parties agree that notifications will be deemed valid if: (i) made at the address specified in the contract for this purpose, or (ii) made in accordance with the procedural rules then in force.

4.11. - Applicable Law and Jurisdiction: The Debtor expressly and irrevocably agrees to submit to the laws, courts, and other authorities of the Republic of Costa Rica for the interpretation, execution, and knowledge of any legal action against the Debtor and/or its assets, also accepting the jurisdiction of any other country where assets owned by the Debtor appear and the exercise against it of the legal rights or remedies that the laws of another jurisdiction provide to the Creditor.

4.12. - Partial Validity: If, for any reason, competent authorities declare the nullity, illegality, or ineffectiveness of part of this contract, it will not affect the validity, legality, effectiveness, enforceability, and executability of the remaining clauses.

In view of the above, the Debtor signs, in two (2) originals of equal tenor and legal value, in the city of San José, on the first (01) of November, two thousand twenty-three (2023).

LATAM LOGISTIC PROPCO CEDIS RURALES COSTA RICA, S.R.L.

DEBTOR

Aris Stamatiadis Zuniga